Exhibit 99.1

April 24, 2017

TO:	Members of the Board of Directors and Named Executive Officers of
Donegal Group Inc. (“DGI”)

CC:	Members of the Board of Directors of Donegal Mutual
Insurance Company (“Donegal Mutual”)

RE:	Notice of Trading Restrictions under Section 306 of the Sarbanes-Oxley Act of 2002
(“Sarbanes-Oxley”)

We have received notice from the Mercer Division of Marsh & McLennan Companies, Inc. (“Mercer”), which performs certain recordkeeping services for the Donegal Mutual 401(k) Plan (the “Plan”), that Mercer will transfer the performance of those recordkeeping services to Transamerica Retirement Solutions, LLC effective June 1, 2017.

This transfer by Mercer triggers certain provisions of Sarbanes-Oxley that impose trading restrictions on the directors and executive officers of DGI. Out of an abundance of caution, the directors of Donegal Mutual, the holder of 72.8% of the combined voting power of our outstanding Class A common stock and our outstanding Class B common stock, should also comply with those trading restrictions.

Under Sarbanes-Oxley and the regulations of the Securities and Exchange Commission, a director or executive officer of DGI or Donegal Mutual may not effect any transactions in the Class A common stock of DGI or the Class B common stock of DGI during a period that will begin at 3:00 p.m., eastern time, on May 24, 2017 and that will terminate during the week ending June 9, 2017. We will notify you in writing of the exact time when the trading restrictions terminate. We refer to this period as the “Blackout Period.”

During the Blackout Period, you may not purchase, sell or otherwise acquire or dispose of, directly or indirectly, any shares of DGI’s Class A common stock or DGI’s Class B common stock. These restrictions include a prohibition of any exercise of a stock option to purchase shares of Class A common stock of DGI during the Blackout Period.

Certain exemptions exist for transactions in DGI’s Class A common stock or DGI’s Class B common stock during the Blackout Period. Exempt transactions include routine purchases of DGI’s Class A common stock under the Plan, DGI’s Dividend Reinvestment Plan and DGI’s Stock Purchase Plan.

If you have any questions about this notice, please call me at 717-426-7357 or e-mail me at jeffmiller@donegalgroup.com.

Jeffrey D. Miller
Executive Vice President and Chief Financial Officer